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                                   EXHIBIT 11
                             Biscayne Apparel, Inc.
                       Computation of Per Share Earnings
                         (Dollars in Thousands, Except
                               Per Share Amounts)
                                  (Unaudited)



                                                     THREE MONTHS ENDED                      NINE MONTHS ENDED
                                                        SEPTEMBER 30,                            SEPTEMBER 30,
                                              -------------------------------          -------------------------------
                                                  1997               1996                  1997              1996
                                              -----------         -----------          -----------        ------------
Net earnings (loss)                           $     2,504         $    2,830           $       (64)       $      (764)
                                              ===========         ===========          ===========        ===========

PRIMARY:

Common and common equivalent shares:

  Weighted average common shares
   outstanding                                 10,770,213          10,741,540           10,761,288         10,741,540

  Potential dilution upon exercise
   of stock options and warrants                   23,426               1,995               -                  -
                                              -----------         -----------          -----------        -----------

  Shares used in computing net
   earnings (loss) per common share            10,793,639          10,743,535           10,761,288         10,741,540
                                              ===========         ===========          ===========        ===========


PER SHARE AMOUNTS:

Net earnings (loss) per share                 $      0.23         $      0.26          $     (0.01)       $     (0.07)
                                              ===========         ===========          ===========        ===========


FULLY DILUTED:

Common and common equivalent shares:

  Weighted average common shares
   outstanding                                 10,770,213          10,741,540           10,761,288         10,741,540

  Potential dilution upon
   exercise of stock options
   and warrants                                    18,954               1,995              -                   -
                                              -----------         -----------          -----------        -----------

  Shares used in computing
   net earnings (loss) per
   common share                                10,789,167          10,743,535           10,761,288         10,741,540
                                              ===========         ===========          ===========        ===========


PER SHARE AMOUNTS:

Net earnings (loss) per share                $      0.23         $      0.26          $     (0.01)       $     (0.07)
                                             ===========         ===========          ===========        ===========